     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2002

                                                 REGISTRATION NO. 333-
----------------------------------------------------------------------
----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                         FOREST CITY ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         OHIO                                               34-0863886
    (State or Other                                      (I.R.S. Employer
     Jurisdiction                                     Identification Number)
  of Incorporation or
     Organization)

                              1100 TERMINAL TOWER
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2203
                                 (216) 621-6060
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           -------------------------

                           FCE STATUTORY AGENT, INC.,
                              1100 TERMINAL TOWER
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2203
                                 (216) 621-6060
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:
                             DAVID P. PORTER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions and other factors, after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                   AMOUNT           PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
             OF SECURITIES                       TO BE            OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION
            TO BE REGISTERED                  REGISTERED           PER UNIT (1)            PRICE (1)              FEE
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.33 1/3
  per share.............................       1,500,000              $38.40              $57,615,000          $5,300.58
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low sale prices of the class A common stock on The New York Stock Exchange on March 12, 2002, which date is within five business days prior to filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT DOES NOT CONSTITUTE THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES NOR WILL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION. DATED MARCH 13, 2002

                                1,500,000 SHARES

                         FOREST CITY ENTERPRISES, INC.

                              CLASS A COMMON STOCK

     This prospectus covers up to 1,500,000 shares of class A common stock of Forest City Enterprises, Inc. that may be offered for sale by the selling shareholders named in this prospectus or a prospectus supplement. The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market.

     McDonald Investments Inc. will act as placement agent for the selling shareholders in connection with the sale of up to 1,500,000 shares of class A common stock. McDonald Investments Inc. will not be required to sell any specific dollar amount of class A common stock on behalf of the selling shareholders, but will use its reasonable best efforts to sell the shares of class A common stock offered by the selling shareholders. McDonald Investments
Inc. will receive a fee for its services as placement agent of      % of the
purchase price of the shares of class A common stock sold by the selling shareholders. Sales through McDonald Investments Inc. will be made at prices that are negotiated at the time of sale.

     If McDonald Investments Inc. does not sell all of the shares of class A common stock offered by this prospectus, the selling shareholders may offer the remaining shares for sale on The New York Stock Exchange, in privately negotiated transactions or by any other legally available means, at fixed prices or prices related to the then prevailing market price or as may be negotiated at the time of the sale. We cannot assure you that the selling shareholders will sell all or any portion of the shares of our class A common stock offered by this prospectus.

     We will not receive any cash proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay all of the expenses of registration of the shares. The selling shareholders will also pay any fees, discounts and commissions to the placement agents or others who may participate in the offering.

     Any agents, broker-dealers or underwriters that participate with the selling shareholders in the distribution of any of the shares of class A common stock, including McDonald Investments Inc., may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discounts, commissions received or concessions by them and any profits on the resale of the shares of class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF CLASS A COMMON STOCK.
                             ---------------------

     Our class A common stock is traded on The New York Stock Exchange under the symbol FCEA. The last reported sale price of our class A common stock on The New York Stock Exchange on March 13, 2002 was $37.86.
                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is          , 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the reports, proxy statements and other information at the Public Reference Room of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC. Our class A common stock, par value $.33 1/3 per share, and our class B common stock, par value $.33 1/3 per share, are listed on The New York Stock Exchange under the symbols FCEA and FCEB. You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933 with respect to the shares of class A common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the class A common stock offered by this prospectus, you should refer to the registration statement and the exhibits and the financial statements, notes and schedules filed as a part of the registration statement or incorporated by reference into the registration statement. Statements made in this prospectus concerning the contents of any documents that are referred to in this registration statement are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the registration statement or incorporated by reference into the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 1-4372) and are incorporating them into this prospectus by reference:

     - our Annual Report on Form 10-K for the fiscal year ended January 31, 2001;

     - our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2001;

     - our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001;

     - our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2001;

     - our Amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended October 31, 2001;

     - our Current Report on Form 8-K dated September 4, 2001 and filed with the Commission on September 6, 2001;

     - our Current Report on Form 8-K dated September 21, 2001 and filed with the Commission on September 24, 2001;

     - our Current Report on Form 8-K dated September 24, 2001 and filed with the Commission on September 26, 2001; and

     - the description of our class A common stock contained in our registration statement on Form 10.

     Each document or report that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offering of the securities terminates will be incorporated by reference into this prospectus and will be a part of this prospectus from the date of filing of that document.

     You may request a copy of any of these filings, other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by telephoning or writing to us at the following phone number and address:
                         Forest City Enterprises, Inc.
                              1100 Terminal Tower
                                50 Public Square
                           Cleveland, Ohio 44113-2203
                              Attention: Secretary
                            Telephone: 216-621-6060

                           FORWARD-LOOKING STATEMENTS

     We have included or incorporated by reference in this prospectus statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, for example, statements relating to our development activities, business strategy and prospects.

     These forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Risk Factors" in this prospectus.

     We disclaim any obligation, other than as may be imposed by law, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                         FOREST CITY ENTERPRISES, INC.

     As used in this prospectus, all references to "Forest City," "we," "us," "our" and similar references are to Forest City Enterprises, Inc., an Ohio corporation, and its consolidated subsidiaries.

     Founded in 1920 and publicly traded since 1960, we are one of the leading real estate development companies in the United States. We own, develop, acquire and manage real estate projects in many states and the District of Columbia.

     We have a portfolio of assets diversified both geographically and among property types. We operate our business through four strategic business units:

     - the Commercial Group, which owns, develops, acquires and operates regional malls, specialty retail centers, office buildings and mixed-use projects;

     - the Residential Group, which owns, develops, acquires, and operates multi-family properties;

     - the Land Group, which owns and develops raw land into master planned communities and other residential developments for resale; and

     - the Lumber Trading Group, which operates our lumber wholesaling business.

     We are incorporated in the State of Ohio. Our principal executive offices are located at 1100 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113-2203 and our telephone number is (216) 621-6060.

                                  RISK FACTORS

     An investment in our class A common stock involves a number of risks. You should carefully consider these risks, together with all of the other information included or incorporated by reference in this prospectus, before you decide to purchase our class A common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. The following risk factors may cause actual results to differ, perhaps materially, from those in our forward-looking statements. For a discussion of forward-looking statements, see "Forward-Looking Statements."

WE ARE SUBJECT TO REAL ESTATE DEVELOPMENT AND INVESTMENT RISKS.

  THE VALUE OF, AND OUR INCOME FROM, OUR REAL PROPERTY INVESTMENTS MAY DECLINE.

     The value of, and our income from, our properties may decline due to developments that adversely affect real estate generally and those that are property specific. Among the general factors that may adversely affect our real estate portfolios are:

     - a decline in the national economy;

     - increases in interest rates;

     - a general tightening of the availability of credit;

     - a decline in the economic conditions in one or more of our primary markets;

     - declines in consumer spending during an economic recession that adversely affect our revenue from our retail centers; and

     - the adoption on the national, state or local level of more restrictive laws and governmental regulations, including more restrictive zoning or land use regulations and increased real estate taxes.

     In addition, there are factors that may adversely affect the value of, and our income from, specific properties, including:

     - adverse changes in the perceptions of prospective tenants or purchasers of the attractiveness of the property;

     - opposition from local community or political groups with respect to development or construction at a particular site;

     - our inability to provide adequate management and maintenance or to obtain adequate insurance;

     - our inability to collect rent; and

     - an increase in operating costs.

  OUR DEVELOPMENT PROJECTS MAY EXCEED BUDGET OR BE PREVENTED FROM COMPLETION FOR MANY REASONS.

     Our development projects may exceed budget or be prevented from completion for many reasons, including:

     - an inability to secure sufficient financing on favorable terms, including an inability to refinance construction loans;

     - construction delays or cost overruns, all of which may increase project development costs;

     - an inability to obtain zoning, occupancy and other required governmental permits and authorizations;

     - an inability to secure tenants or anchors necessary to support the project; and

     - failure to achieve anticipated occupancy or sales levels or sustain anticipated lease or sales levels.

     These risks could result in lengthy unanticipated delays or significant unexpected expenses. If any of these occur, it could adversely affect our ability to achieve our projected returns on properties under development.

     In the past, we have elected not to proceed, or have been prevented from proceeding, with specific development projects and anticipate that this may occur again from time to time in the future. A development project may be stalled or terminated because a project partner or prospective anchor tenant withdraws or a third party challenges our entitlements or public financings. For example, five individuals acting as a group have filed a lawsuit challenging our right to our entitlements under California environmental law in connection with our Emporium retail and office project in San Francisco. Although the trial court ruled in our favor in May 2001, the plaintiffs have filed an appeal, which is currently pending. If the trial court's ruling is reversed on appeal and we are unable to proceed with this project, our losses would be material to our operating results in the period in which the project was terminated. Additionally, in November 2000, a competitor filed a lawsuit along with taxpayers challenging the validity of the public financing of our Short Pump Town Center retail project in Richmond, and the trial date has been set for April 2002. If we elect not to proceed, or are prevented from proceeding, with any development opportunity, including Emporium and Short Pump Town Center, the development costs we incur ordinarily will be charged against income for the then-current period. This type of charge could have a material adverse effect on our results of operations or cash flow in the period in which the charge occurs.

     In the construction of new projects, we generally guarantee the lender under the construction loan the lien-free completion of the project. This guaranty is recourse to us and places the risk of construction delays and cost overruns on us. In addition, from time to time we guarantee the obligations of a major tenant during the construction phase. This type of guaranty is released upon completion of the project. While we have generally been successful in completing projects on time and on budget, we may have to make significant expenditures in the future in order to comply with our lien-free completion obligations.

     We periodically serve as either the construction manager or the general contractor for our developments. The construction of real estate projects entails unique risks, including risks that the project will fail to conform to building plans, specifications and timetables. This could be caused by strikes, weather, government regulations and other conditions beyond our control. In addition, we may become liable for injuries and accidents occurring during the construction process that are not insured.

OTHER FACTORS MAY ADVERSELY AFFECT OUR FUTURE OPERATIONS BESIDES THE REAL ESTATE DEVELOPMENT AND INVESTMENT RISKS DESCRIBED ABOVE.

     In addition to the real estate development and investment risks described above, the following factors could also adversely affect our future operations:

     - a decline in one or more of our primary markets may adversely affect our operating results and financial condition;

     - our inability to sell properties to avoid losses or to reposition our portfolio;

     - a default under a lease by one of our tenants;

     - the significant competition that our properties and businesses face; and

     - energy shortages, a decline in economic conditions or natural disasters in California.

WE ARE CONTROLLED BY THE RATNER, MILLER AND SHAFRAN FAMILIES, WHOSE INTERESTS MAY DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

     Our authorized common stock consists of class A common stock and class B common stock. The economic rights of each class of common stock are identical, but the voting rights differ. The class A common stock, voting as a separate class, is entitled to elect 25% of the members of the board of directors, while the class B common stock, voting as a separate class, is entitled to elect the remaining 75% of the board of directors. On all other matters, the class A common stock and class B common stock vote together as a single class, with each share of class A common stock entitled to one vote per share and each share of class B common stock entitled to ten votes per share.

     At March 1, 2002, members of the Ratner, Miller and Shafran families, including members of our current board of directors and executive officers, owned 74.6% of the class B common stock. RMS, Limited Partnership, which owned 74.3% of the class B common stock, is a limited partnership, comprised of interests of these families, with eight individual general partners, currently consisting of:

     - Samuel H. Miller, treasurer of Forest City and co-chairman of the board of directors;

     - Charles A. Ratner, president, chief executive officer of Forest City and a director;

     - Ronald A. Ratner, executive vice president of Forest City and a director;

     - Brian J. Ratner, executive vice president -- East Coast development of Forest City and a director;

     - Deborah Ratner Salzberg, vice president of Forest City Residential Group, Inc., a subsidiary of Forest City, and a director;

     - Joan K. Shafran, a director;

     - Joseph Shafran; and

     - Abraham Miller.

     Joan K. Shafran is the sister of Joseph Shafran. Charles A. Ratner, James
A. Ratner, executive vice president of Forest City and a director, and Ronald A. Ratner are brothers. Albert B. Ratner, co-chairman of the board of directors, is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Joan K. Shafran and Joseph Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller. General partners holding 60% of the total voting power of RMS, Limited Partnership determine how to vote the class B common stock held by RMS, Limited Partnership. No person may transfer his or her interest in the class B common stock held by RMS, Limited Partnership without complying with various rights of first refusal.

     In addition, at March 1, 2002, members of these families collectively owned 27.7% of the class A common stock. Assuming all of the shares offered under this prospectus are sold, this ownership would be reduced to 23.4%. As a result of their ownership in Forest City, these family members and RMS, Limited Partnership have the ability to elect a majority of the board of directors and to control the management and policies of Forest City. Generally, they may also determine, without the consent of our other shareholders, the outcome of any corporate transaction or other matters submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and prevent or cause a change in control of Forest City.

     Even if the interests of these families or RMS, Limited Partnership reduce their level of ownership of class B common stock below the level necessary to maintain a majority of voting power, the effect of specific provisions of Ohio law and our Restated Articles of Incorporation may have the effect of discouraging a third party from making a proposal to acquire us or delaying or preventing a change in control or management of Forest City without the approval of these families or RMS, Limited Partnership.

     The selling shareholders are entities controlled by the Ratner, Miller and Shafran families. The sale of the shares under this prospectus will not materially reduce the level of control over Forest City that is now held by these families.

SOME OF THE RELATIONSHIPS THAT EXIST BETWEEN US AND SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS CREATE CONFLICTS OF INTEREST.

  RMS INVESTMENT CORP., WHICH IS CONTROLLED BY SOME OF OUR AFFILIATES, PROVIDES PROPERTY MANAGEMENT AND LEASING SERVICES TO US.

     We paid approximately $163,000 as total compensation during the fiscal year ended January 31, 2002 to RMS Investment Corp. for property management and leasing services. RMS Investment Corp. is controlled by members of the Ratner, Miller and Shafran families, including some who are our directors and executive officers.

     RMS Investment Corp. manages and provides leasing services to two of our Cleveland-area specialty retail centers, Golden Gate, which has 362,000 square feet, and Midtown Plaza, which has 258,000 square feet. The rate of compensation for these management services is 4% of all rental income, plus a leasing fee of 2% to 3% of rental income. Management believes these fees are comparable to those other management companies would charge.

  OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN COMPETING PROPERTIES, AND WE DO NOT HAVE NON-COMPETE AGREEMENTS WITH OUR DIRECTORS AND EXECUTIVE OFFICERS.

     Under our current policy, no director, officer or employee, including any member of the Ratner, Miller and Shafran families, is allowed to invest in a competing real estate opportunity without first obtaining the approval of our conflict of interest committee. However, this restriction is only based on our internal policy, and we do not have non-compete agreements with any director, officer or employee. Upon leaving Forest City, any director, officer or employee could compete with us. An exception to our conflict-of-interest policy permits those of our principal shareholders who are officers and employees to own, alone or in conjunction with others, certain commercial, industrial and residential properties that may be developed, expanded, operated and sold independently of our business. The ownership of these properties by these principal shareholders makes it possible that conflicts of interest may arise between them and Forest City. Areas of possible conflict include the development or expansion of properties that may compete with our properties and the solicitation of tenants for the use of these properties.

OUR HIGH DEGREE OF LEVERAGE MAY PREVENT US FROM RESPONDING TO CHANGING BUSINESS AND ECONOMIC CONDITIONS.

     In addition to the risks related to our business described above, the following factors that relate to the financing of our operations could also adversely affect our financial situation, including our ability to finance future projects:

     - our high degree of leverage, which could limit our ability to obtain additional financing or adversely affect the market price of our common stock;

     - our credit facility covenants, which could adversely affect our financial condition;

     - any rise in interest rates, which would increase our interest costs; and

     - our inability to obtain tax-exempt financings, which would cause our interest costs to rise.

THE LIMITED TRADING VOLUME AND MARKET FOR OUR CLASS A COMMON STOCK COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     The average daily trading volume in the class A common stock on The New York Stock Exchange for the fiscal year ended January 31, 2002 was approximately 20,400 shares per day. Accordingly, the prices of these trades may not reflect the prices that would have prevailed had there been a more active market. Furthermore, we cannot assure you that the trading price for the class A common stock after this offering will approximate the price of the class A common stock prior to this offering. We cannot assure you that a more active public market for the class A common stock will develop or be sustained after this offering nor can we assure you that the public offering price will correspond to the price at which the class A common stock will trade in the public market after this offering.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of class A common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

     The selling shareholders consist of one limited partnership and twenty-three trusts that were established by some of our executive officers and/or directors and other members of the Ratner, Miller and Shafran families on behalf of some of the members of their families. Some of our executive officers and directors and other members of the Ratner, Miller and Shafran families currently serve as a managing partner and as trustees of the selling shareholders, as applicable. That managing partner and those trustees of the selling shareholders have the voting power and investment power with respect to the shares of class A common stock held by the selling shareholders. Accordingly, our executive officers and directors and other members of the Ratner, Miller and Shafran families who are the managing partner and the trustees of the selling shareholders are considered the beneficial owners of the shares of class A common stock as determined in accordance with the applicable rules and regulations under the Exchange Act.

     The following table presents, as of March 1, 2002, information with respect to each selling shareholder, including:

     - the name and address of each selling shareholder;

     - the number of shares of class A common stock each selling shareholder owns both immediately prior to and following the sale of the shares offered by this prospectus;

     - the percentage of ownership of each selling shareholder immediately following the sale of the shares offered by this prospectus; and

     - the maximum number of shares offered for sale by each selling shareholder by this prospectus.

All information with respect to beneficial ownership has been furnished by the selling shareholders. Because the selling shareholders may choose not to sell all of the shares registered by this registration statement, we cannot assure you as to the amount of class A common stock that they will hold immediately following the offering. We and the selling shareholders intend to enter into a placement agency agreement with McDonald Investments Inc., as placement agent. The table assumes that all shares offered under this prospectus will be sold. The shares are being registered to permit public secondary trading of them, and the selling shareholders may offer the shares for resale pursuant to the placement agency agreement or from time to time. See "Plan of Distribution."

                                                                                               NUMBER OF SHARES TO BE
                                                                                                        OWNED
                                                             NUMBER OF                           AFTER THE OFFERING
                                                               SHARES           NUMBER OF     -------------------------
                                                            OWNED PRIOR          SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING SHAREHOLDER                  TO THE OFFERING(1)   BEING OFFERED   SHARES(1)   PERCENTAGE(1)
---------------------------------------                  ------------------   -------------   ---------   -------------
The Berimore Company(2)(26)(28)(29)(30)................      1,956,573           303,500      1,653,073       4.49%
Fannye R. Shafran Trust(3)(26)(28)(29)(30).............        176,624           176,624             0          --
James A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Austin G. Ratner(4)(27)(34)(35)......................        224,491            73,438       151,053           *
James A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Daniel G. Ratner(5)(27)(34)(35)......................        224,491            73,438       151,053           *
Mark Ratner 1986 Family Trust dated 12/18/86 FBO Daniel
  E. Ratner(6)(27)(33)(35).............................        219,260            73,438       145,822           *
Mark Ratner 1986 Family Trust dated 12/18/86 FBO Stacy
  Ratner(7)(27)(33)(35)................................        219,259            73,438       145,821           *
Ronald A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Matthew Ratner(8)(27)(33)(34)........................        236,152            73,438       162,714           *
Ronald A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Sarah Ratner(9)(27)(33)(34)..........................        236,152            73,437       162,715           *

                                                                                               NUMBER OF SHARES TO BE
                                                                                                        OWNED
                                                             NUMBER OF                           AFTER THE OFFERING
                                                               SHARES           NUMBER OF     -------------------------
                                                            OWNED PRIOR          SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING SHAREHOLDER                  TO THE OFFERING(1)   BEING OFFERED   SHARES(1)   PERCENTAGE(1)
---------------------------------------                  ------------------   -------------   ---------   -------------
Albert B. Ratner 1989 Grandchildren's Trust dated
  6/12/89 FBO Eric Salzberg(10)(27)(31)(32)(33)........        173,378            73,307       100,071           *
Albert B. Ratner 1989 Grandchildren's Trust dated
  6/12/89 FBO Anna Salzberg(11)(27)(31)(32)(33)........        126,227            71,357        54,870           *
Jonathan Ratner 1992 Trust dated 1/2/92
  (12)(27)(33)(35).....................................        142,194            52,278        89,916           *
Kevin Ratner 1986 Trust dated
  12/18/86(13)(27)(33)(35).............................        147,332            52,278        95,054           *
Rachel Ratner 1988 Trust dated
  11/26/88(14)(27)(33)(35).............................        146,919            52,278        94,641           *
Albert B. Ratner 1989 Grandchildren's Trust dated
  6/12/89 FBO David Ratner(15)(27)(31)(32)(33).........        207,795            39,242       168,553           *
Albert B. Ratner 1989 Grandchildren's Trust dated
  6/12/89 FBO Emily Ratner(16)(27)(31)(32)(33).........        159,431            38,725       120,706           *
Max Ratner 1988 Grandchildren's Trust dated 12/21/88
  FBO Adam Ratner(17)(27)(33)(36)......................         57,830            31,222        26,608           *
Charles A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Kevin Ratner(18)(27)(33)(35).........................         25,922            25,922             0          --
Charles A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Rachel Ratner(19)(27)(33)(35)........................         25,922            25,922             0          --
Charles A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Adam Ratner(20)(27)(33)(35)..........................         25,921            25,921             0          --
Charles A. Ratner 1986 Family Trust dated 12/18/86 FBO
  Jonathan Ratner(21)(27)(33)(35)......................         25,921            25,921             0          --
Brian J. Ratner 1986 Family Trust dated 1/29/86 FBO
  Emily Ratner(22)(27)(33)(34).........................         25,703            22,500         3,203           *
Brian J. Ratner 1986 Family Trust dated 1/29/86 FBO
  David Ratner(23)(27)(33)(34).........................         25,703            22,500         3,203           *
Nathan P. Shafran Trust Generation Skipping
  Fund(3)(24)(26)(28)(29)(30)..........................         25,770            12,394        13,376           *
Fannye R. Shafran Trust Generation Skipping
  Fund(3)(25)(26)(28)(29)(30)..........................         20,858             7,482        13,376           *

---------------

*  Represents less than 1% of the outstanding shares of class A common stock.

(1) Includes the number of shares, if any, of our class B common stock held by the selling shareholder, as described below. Each share of class B common stock is convertible at any time into a share of class A common stock on a one-for-one basis at the option of the shareholder. As of March 1, 2002, RMS, Limited Partnership holds 10,654,395 shares of class B common stock. Except for 6,750 shares of class B common stock held by The Berimore Company, the general partners of RMS, Limited Partnership beneficially own the shares of class B common stock held by the selling shareholders. The general partners of RMS, Limited Partnership include Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Albert B. Ratner, Brian J. Ratner, Deborah Ratner Salzberg, Joan K. Shafran and Joseph Shafran; each of whom also serves as a trustee of some of the selling shareholders.

(2) Includes 1,652,896 shares of class B common stock held by this partnership. Joan K. Shafran serves as the managing partner of The Berimore Company, a limited partnership, and has voting power and investment power with respect to the shares of class A common stock held by this partnership.

(3) Joan K. Shafran, Paula S. Krulak and Joseph Shafran serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(4)  Includes 99,112 shares of class B common stock held by this trust. Charles
     A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(5)  Includes 99,112 shares of class B common stock held by this trust. Charles
     A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(6) Includes 92,250 shares of class B common stock held by this trust. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(7) Includes 92,250 shares of class B common stock held by this trust. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(8)  Includes 110,362 shares of class B common stock held by this trust. Charles
     A. Ratner and James A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(9)  Includes 110,362 shares of class B common stock held by this trust. Charles
     A. Ratner and James A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(10) Includes 100,071 shares of class B common stock held by this trust. Brian
     J. Ratner, Deborah Ratner Salzberg and James A. Ratner serve as trustees of this trust, and Deborah Ratner Salzberg and James A. Ratner share voting power and investment power with respect to the shares of class A common stock held by this trust.

(11) Includes 54,870 shares of class B common stock held by this trust. Brian J. Ratner, Deborah Ratner Salzberg and James A. Ratner serve as trustees of this trust, and Deborah Ratner Salzberg and James A. Ratner share voting power and investment power with respect to the shares of class A common stock held by this trust.

(12) Includes 80,388 shares of class B common stock held by this trust. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(13) Includes 82,937 shares of class B common stock held by this trust. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(14) Includes 82,749 shares of our class B common stock held by this trust. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(15) Includes 168,553 shares of class B common stock held by this trust. Brian
     J. Ratner, Deborah Ratner Salzberg and James A. Ratner serve as trustees of this trust, and Brian J. Ratner and James A. Ratner share voting power and investment power with respect to the shares of class A common stock held by this trust.

(16) Includes 120,706 shares of class B common stock held by this trust. Brian
     J. Ratner, Deborah Ratner Salzberg and James A. Ratner serve as trustees of this trust, and Brian J. Ratner and James A. Ratner share voting power and investment power with respect to the shares of class A common stock held by this trust.

(17) Includes 26,608 shares of class B common stock held by this trust. James A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(18) James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(19) James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(20) James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(21) James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(22) Includes 3,203 shares of class B common stock held by this trust. Charles
     A. Ratner and James A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(23) Includes 3,203 shares of class B common stock held by this trust. Charles
     A. Ratner and James A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(24) Joan K. Shafran, Paula S. Krulak and Joseph Shafran serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(25) Joan K. Shafran, Paula S. Krulak and Joseph Shafran serve as the trustees of this trust and share voting power and investment power with respect to the shares of class A common stock held by this trust.

(26) The address of the selling shareholder is c/o MVLF, 14600 Detroit Avenue, #1450, Lakewood, Ohio 44107.

(27) The address of the selling shareholder is c/o RMS Management, 50 Public Square, Suite 1600, Cleveland, Ohio 44113.

(28) Including the shares of class A common stock being offered for sale by the selling shareholders, Joan K. Shafran is the beneficial owner of 11,191,449 shares of class A common stock, including 10,661,145 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Joan K. Shafran will beneficially own 10,691,449 shares of class A common stock, including 10,661,145 shares of class B common stock, which will represent 23.34% of the outstanding number of shares of class A common stock.

(29) Including the shares of class A common stock being offered for sale by the selling shareholders, Paula S. Krulak is the beneficial owner of 223,252 shares of class A common stock and no shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Paula S. Krulak will not beneficially own any shares of class A common stock or class B common stock.

(30) Including the shares of class A common stock being offered for sale by the selling shareholders, Joseph Shafran is the beneficial owner of 2,399,083 shares of class A common stock, including 1,872,154 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Joseph Shafran will beneficially own 2,175,831 shares of class A common stock, including 1,872,154 shares of class B common stock, which will represent 5.88% of the outstanding number of shares of class A common stock.

(31) Including the shares of class A common stock being offered for sale by the selling shareholders, Brian J. Ratner is the beneficial owner of 10,946,110 shares of class A common stock, including 10,654,395 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Brian J. Ratner will beneficially own 10,868,143 shares of class A common stock, including 10,654,395 shares of class B common stock, which will represent 23.73% of the outstanding number of shares of class A common stock.

(32) Including the shares of class A common stock being offered for sale by the selling shareholders, Deborah Ratner Salzberg is the beneficial owner of 10,835,084 shares of class A common stock, including 10,654,395 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Deborah Ratner Salzberg will beneficially own 10,690,420 shares of class A common stock, including 10,654,395 shares of class B common stock, which will represent 23.34% of the outstanding number of shares of class A common stock.

(33) Including the shares of class A common stock being offered for sale by the selling shareholders, James A. Ratner is the beneficial owner of 3,366,457 shares of class A common stock. Immediately following the sale of the shares offered by this prospectus, James A. Ratner will beneficially own 2,513,333 shares of class A common stock, which will represent 7.15% of the outstanding number of shares of class A common stock.

(34) Including the shares of class A common stock being offered for sale by the selling shareholders, Charles A. Ratner is the beneficial owner of 13,880,329 shares of class A common stock, including 10,654,395 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Charles A. Ratner will beneficially own 13,541,938 shares of class A common stock, including 10,654,395 shares of class B common stock, which will represent 29.57% of the outstanding number of shares of class A common stock.

(35) Including the shares of class A common stock being offered for sale by the selling shareholders, Ronald A. Ratner is the beneficial owner of 12,079,730 shares of class A common stock, including 10,654,395 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Ronald A. Ratner will beneficially own 11,525,458 shares of class A common stock, including 10,654,395 shares of class B common stock, which will represent 25.16% of the outstanding number of shares of class A common stock.

(36) Including the shares of class A common stock being offered for sale by the selling shareholders, Albert B. Ratner is the beneficial owner of 1,336,834 shares of class A common stock, including 4,108 shares of class B common stock. Immediately following the sale of the shares offered by this prospectus, Albert B. Ratner will beneficially own 1,305,612 shares of class A common stock, including 4,108 shares of class B common stock, which will represent 3.71% of the outstanding number of shares of class A common stock.

     The managing partner of The Berimore Company and the trustees of the other selling shareholders consist of the following individuals of the Ratner, Miller and Shafran families:

     - Charles A. Ratner, president, chief executive officer of Forest City and a director;

     - James A. Ratner, executive vice president of Forest City and a director;

     - Ronald A. Ratner, executive vice president of Forest City and a director;

     - Albert B. Ratner, co-chairman of the board of directors;

     - Brian J. Ratner, executive vice president -- East Coast development of Forest City and a director;

     - Deborah Ratner Salzberg, vice president of Forest City Residential Group, Inc., a subsidiary of Forest City, and a director;

     - Joan K. Shafran, a director; and

     - Joseph Shafran.

     Joan K. Shafran is the sister of Joseph Shafran. Charles A. Ratner, James
A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Joan K. Shafran and Joseph Shafran. Paula S. Krulak does not have a relationship with us. Members of the Ratner, Miller and Shafran families owned 74.6% of our class B common stock and 27.7% of our class A common stock at March 1, 2002. Assuming all of the shares offered by the selling shareholders under this prospectus are sold, this ownership of our class A common stock would be reduced to 23.4%. RMS, Limited Partnership, which owned 74.3% of our class B common stock at March 1, 2002, is a limited partnership comprised of interests of these families. Charles A. Ratner, Ronald A. Ratner, Brian J. Ratner, Deborah Ratner Salzberg, Joan K. Shafran and Joseph Shafran currently serve as six of the eight general partners of RMS, Limited Partnership. For a more detailed discussion of the relationships that the managing partner of The Berimore Company and the trustees of the other selling shareholders have with us, see "Risk Factors -- We are controlled by the Ratner, Miller and Shafran families, whose interests may differ from those of other shareholders" and "-- Some of the relationships that exist between us and some of our directors and executive officers create conflicts of interest."

     We and each of the selling shareholders have entered into a registration rights agreement, dated as of March 12, 2002, in which we agreed to file a registration statement, of which this prospectus is a part, to permit the resale of up to $60 million of shares of class A common stock held by the selling shareholders. We may require the selling shareholders to suspend the sale of the shares of class A common stock offered by this prospectus if the use of the registration statement of which this prospectus is a part would:

     - interfere with or affect the negotiation or completion of any plan or proposal by use to engage in any significant transaction that we are contemplating, whether or not a final decision has been made to undertake the contemplated transaction;

     - require disclosure of information that we have a bona fide business purpose for preserving as confidential; or

     - lead our management to believe, in good faith, that it would be prudent to prohibit sales under this registration statement.

We will be permitted to suspend the sale of shares of class A common stock for no more than two periods of up to 120 days each in any twelve month period.

     Under the terms of the registration rights agreement, we have agreed, to the extent permitted by law, to indemnify the selling shareholders against specified liabilities, including liabilities under the Securities Act, and the selling shareholders have agreed to indemnify us against specified liabilities, including liabilities under the Securities Act.

     The selling shareholders will pay all of the expenses incidental to the registration of the shares and the offering and sale of the shares to the public, including the placement agent fee that McDonald Investment will receive under the terms of the placement agency agreement.

                              PLAN OF DISTRIBUTION

     We are registering 1,500,000 shares of our class A common stock offered in this prospectus on behalf of the selling shareholders named above. We and the selling shareholders intend to enter into a placement agency with McDonald Investments Inc. McDonald Investments Inc. will act as placement agent for the selling shareholders, on a reasonable best efforts basis, in connection with the sale of up to 1,500,000 shares of our class A common stock. McDonald Investments Inc. will not be required to sell any specific dollar amount of class A common stock on behalf of the selling shareholders, but will use its reasonable best efforts to sell the shares of class A common stock offered by the selling shareholders. McDonald Investments Inc. will receive a fee for its services as
placement agent of   % of the purchase price of the shares of class A common
stock sold by the selling shareholders. We and the selling shareholders will agree to indemnify the placement agent against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the placement agent may be required to make because of any of those liabilities. Sales through McDonald Investments Inc. will be made at prices that are negotiated at the time of sale.

     The expenses of the offering, including the placement agent fee, are
estimated to be $          , and are payable by the selling shareholders. The
following table provides information regarding the estimated amount of the fee to be paid to the placement agent by the selling shareholders:

                                                                               PER SHARE     TOTAL
                                                                               ---------    -------
                   The selling shareholders:

     McDonald Investments Inc. has from time to time provided, and in the future may provide, certain investment banking services to us, for which they have received, and in the future would receive, customary fees. KeyBank, an affiliate of McDonald Investments Inc., provides financing to us and our affiliates in the ordinary course of its business and is a lender and administrative agent under the amended and restated credit agreement of Forest City Rental Properties Corporation, one of our wholly owned subsidiaries.

     If McDonald Investments Inc. does not sell all of the shares of class A common stock offered by the selling shareholders, the selling shareholders may offer the remaining shares for sale from time to time in varying amounts on The New York Stock Exchange, in privately negotiated transactions or by other legally available means, at fixed prices or prices related to the then prevailing market price or as may be negotiated at the time of the sale. Any remaining shares may be sold by the selling shareholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers, underwriting syndicates represented by managing underwriters or underwriters without a syndicate, designated from time to time. In the event that any remaining shares are publicly offered through agents, broker-dealers or underwriters, the selling shareholders may enter into agreements with respect to that offering. Those agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of remaining shares of class A common stock. At the time a particular offer of remaining shares of class A common stock is made by the selling shareholders, to the extent required, a prospectus supplement will be distributed that will set forth the aggregate number of shares of class A common stock being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers, agents or underwriters, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the selling shareholders and any agreement by us restricting our ability to offer, sell or otherwise dispose of shares of class A common stock following the completion of any offering.

     Any agents, broker-dealers that participate with the selling shareholders in the distribution of any of the shares, including McDonald Investments Inc., may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount, commissions or concessions received by them and any profits on the resale of the shares class A common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Any such agents or broker-dealers or underwriters may, from time to time, engage in transactions with, and perform investment banking and advisory services for, us.

     In order to comply with the securities laws of certain states, sales of shares offered by this prospectus to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares that may be offered by this prospectus must also be made by the selling shareholders in compliance with other applicable state securities laws and regulations.

                      VALIDITY OF THE CLASS A COMMON STOCK

     Various legal matters incident to the validity of the class A common stock offered by this prospectus are subject to the opinions of William M. Warren, Senior Vice President, General Counsel and Assistant Secretary of Forest City, and counsel, if any, that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under the applicable prospectus supplement for any underwriters or agents. As of March 1, 2002, Mr. Warren owns, together with his spouse, 2,926 shares of class A common stock and has been granted options to purchase 48,600 shares of class A common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

---------------------------------------------------------
---------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON DEEMED TO BE AN UNDERWRITER WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Where You Can Find More Information......       2
Incorporation of Certain Documents by
  Reference..............................       2
Forward-Looking Statements...............       3
Forest City Enterprises, Inc.............       4
Risk Factors.............................       4
Use of Proceeds..........................       9
Selling Shareholders.....................       9
Plan of Distribution.....................      13
Validity of the Class A Common Stock.....      14
Experts..................................      14

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                1,500,000 SHARES

                                  FOREST CITY
                               ENTERPRISES, INC.

                              CLASS A COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                                          , 2002
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee.........  $ 5,301
Legal Fees and Expenses*....................................   20,000
Accounting Fees and Expenses*...............................   20,000
Printing Expenses*..........................................   20,000
Blue Sky Fees and Expenses*.................................    3,000
Miscellaneous*..............................................    6,699
                                                              -------
     Total..................................................  $75,000

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     Our code of regulations provides that we shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, other than an action by us or in our right, by reason of the fact that he is or was our director, trustee, officer, employee or agent or of any other bank, corporation, partnership, trust or other enterprise for which he was serving as a director, officer or employee at the request of us, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under the terms of our directors' and officers' liability and company reimbursement insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1*    Form of Placement Agency Agreement.
 4.1     Registration Rights Agreement, dated as of March 12, 2002, by and among Forest City Enterprises, Inc. and the Holders named therein.
 4.2     Amended Articles of Incorporation of the Registrant,
         incorporated by reference to Exhibit 3.1 to the Registrant's
         Form 10-Q for the quarter ended October 31, 1983 (File No.
         1-4372).
 4.3     Code of Regulations of the Registrant, incorporated by
         reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended January 31, 1997 (File No. 1-4372).
 4.4     Certificate of Amendment by Shareholders to the Articles of
         Incorporation of the Registrant dated June 24, 1997,
         incorporated by reference to Exhibit 4.14 to the
         Registrant's Registration Statement on Form S-3 (No.
         333-41437)
 4.5     Certificate of Amendment by Shareholders to the Articles of
         Incorporation of the Registrant dated June 16, 1998,
         incorporated by reference to Exhibit 4.3 to the Company's
         Registration Statement on Form S-8 (No. 333-61925)
 5.1     Opinion of General Counsel of the Registrant.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of General Counsel of the Registrant (contained in
         Exhibit 5.1).
24.1     Powers of Attorney.

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be determined to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registrant statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, the State of Ohio, on March 13, 2002.

                                          FOREST CITY ENTERPRISES, INC.

                                                  /s/ CHARLES A. RATNER
                                          By:
                                          --------------------------------------

                                              Name: Charles A. Ratner
                                              Title: President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
                      *                        Co-Chairman of the Board             March 13, 2002
---------------------------------------------  and Director
              Albert B. Ratner

                      *                        Co-Chairman of the Board,            March 13, 2002
---------------------------------------------  Treasure and Director
              Samuel H. Miller

            /s/ CHARLES A. RATNER              President, Chief Executive Officer   March 13, 2002
---------------------------------------------  and Director (Principal Executive
              Charles A. Ratner                Officer)

                      *                        Executive Vice President, Chief      March 13, 2002
---------------------------------------------  Financial
               Thomas G. Smith                 Officer and Secretary
                                               (Principal Financial Officer)

                      *                        Vice President and Corporate         March 13, 2002
---------------------------------------------  Controller (Principal Accounting
                Linda M. Kane                  Officer)

                      *                        Executive Vice President             March 13, 2002
---------------------------------------------  and Director
               James A. Ratner

                      *                        Executive Vice President             March 13, 2002
---------------------------------------------  and Director
              Ronald A. Ratner

                      *                        Executive Vice President             March 13, 2002
---------------------------------------------  and Director
               Brian J. Ratner

                      *                        Director                             March 13, 2002
---------------------------------------------
           Deborah Ratner Salzberg

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

                      *                        Director                             March 13, 2002
---------------------------------------------
               Joan K. Shafran

                      *                        Director                             March 13, 2002
---------------------------------------------
          Michael P. Esposito, Jr.

                      *                        Director                             March 13, 2002
---------------------------------------------
              Jerry V. Jarrett

                      *                        Director                             March 13, 2002
---------------------------------------------
               Scott S. Cowen

                      *                        Director                             March 13, 2002
---------------------------------------------
                  Stan Ross

                      *                        Director                             March 13, 2002
---------------------------------------------
                Louis Stokes

* The undersigned, pursuant to a Power of Attorney executed by each of the directors and officers identified above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this registration statement on behalf of each of the persons noted above, in the capacities indicated.

       /s/ CHARLES A. RATNER
By:
----------------------------------------                       March 13, 2002

    Charles A. Ratner, Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT
-------       -----------------------
1.1*          Form of Placement Agency Agreement.
4.1           Registration Rights Agreement, dated as of March 12, 2002, by and among Forest City Enterprises, Inc. and the Holders named therein.
4.2           Amended Articles of Incorporation of the Registrant,
              incorporated by reference to Exhibit 3.1 to the Registrant's
              Form 10-Q for the quarter ended October 31, 1983 (File No.
              1-4372).
4.3           Code of Regulations of the Registrant, incorporated by
              reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended January 31, 1997 (File No. 1-4372).
4.4           Certificate of Amendment by Shareholders to the Articles of
              Incorporation of the Registrant dated June 24, 1997,
              incorporated by reference to Exhibit 4.14 to the
              Registrant's Registration Statement on Form S-3 (No.
              333-41437)
4.5           Certificate of Amendment by Shareholders to the Articles of
              Incorporation of the Registrant dated June 16, 1998,
              incorporated by reference to Exhibit 4.3 to the Company's
              Registration Statement on Form S-8 (No. 333-61925)
5.1           Opinion of General Counsel of the Registrant.
23.1          Consent of PricewaterhouseCoopers LLP.
23.2          Consent of General Counsel of the Registrant (contained in
              Exhibit 5.1).
24.1          Powers of Attorney.

---------------

* To be filed by amendment.